UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 4, 2007

AMERICAN TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15378 Avenue of Science, Ste 100, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 676-1112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On January 8, 2007, American Technology Corporation (the “Company”) announced its operating results for its fiscal year ended September 30, 2006. The Company also announced projected revenues for the fiscal quarter ended December 31, 2006.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

(a) On January 4, 2007, the Company received the expected Nasdaq Staff Determination letter indicating that the Company failed to comply with the requirement for continued listing as set forth in the Nasdaq Marketplace Rule 4310(c)(14) because the Company had not on that date filed its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, and that its securities were, therefore, subject to delisting from The Nasdaq Capital Market. This delisting notification is standard procedure when a Nasdaq listed company fails to complete a required filing in a timely manner. As the Company filed its Form 10-K with the Securities and Exchange Commission (the “Commission”) on January 8, 2007, it believes it has regained compliance with the continued listing requirements. In the event the Nasdaq staff were to determine otherwise, the Company will submit a timely request for a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”), which request will stay any delisting action pending the hearing and a determination by the Panel.

Item 7.01. Regulation FD Disclosure

The Company issued a press release on January 8, 2007 in connection with the matters discussed in Items 2.02 and 3.01(a) above and the Items in 8.01 below. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 and this Item 7.01, including Exhibit 99.1, shall not be deemed ‘filed’ for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events

Report on Results of Voluntary Review of Historical Stock Option and Stock Grants and Restatement of Consolidated Financial Statements

The Company announced on January 8, 2007, that its Audit Committee completed its voluntary review of historical stock option and stock grants conducted with the assistance of outside counsel and with outside accounting consultants. As previously disclosed, based on facts obtained from this review, the Audit Committee determined to restate the Company’s financial statements, which restatements are included in the Form 10-K for the fiscal year ended September 30, 2006. The Audit Committee concluded that incorrect measurement dates or fair market value pricing formulas resulted in approximately 100 grants determined to have unrecorded intrinsic value on the proper measurement date. The Audit Committee did not find evidence demonstrating that stock options were “back-dated” to coincide with low stock prices. Rather, most of the stock options requiring adjustment, required such adjustment because the original grant date had been determined to have not had sufficient finality to support a measurement date, based on standards contained in a recent letter from the SEC’s Office of the Chief Accountant, or the Company had determined the exercise price based on the closing price on the day of grant, rather than the day prior to grant, as called for under the Company’s prior stock option plans. The Audit Committee found no evidence of wrongdoing by any member of current or former management.

The process for determining the revised measurement dates required judgment and estimates as a result of sometimes incomplete documentation as to the dates for which finality of the identity of the grantees, the number of shares and the exercise price could be established. (See “Critical Accounting Policies – Restatement Methodology” in the Company’s Form 10-K for further discussion). As a result of the revised measurement dates and application of fair market value formulas, the Company recorded additional non-cash stock-based compensation charges in accordance with applicable accounting standards of $1.2 million in the aggregate for the years ended September 30, 1998 through September 30, 2005.

The Company also identified errors with respect to the measurement dates and procedures used for accounting for stock option and warrant grants to certain consultants. The Company determined that its accounting also needed to be adjusted for these grants resulting in a nominal reduction in non-cash stock-based compensation for the years ended September 30, 2001 through September 30, 2005.

The Company also recorded an aggregate accrual of $200,601 for fiscal years 2005, 2004 and 2003 associated with tax effects of the incorrect measurement dates, including failure to withhold payroll taxes due on exercises of options formerly classified as Incentive Stock Options (ISOs) under Internal Revenue Service regulations.

The following table summarizes the impact of the non-cash stock based compensation adjustments and related payroll tax effects on the Company’s previously reported net loss and net loss available to common stockholders:

	Net loss as previously reported	Stock-based compensation adjustments(1)	Net loss as restated	Dividend requirements on convertible preferred stock	Net loss available to common stockholders as restated
Fiscal year ended September 30,
1998	$(4,593,713)	$(8,270)	$(4,601,983)	$—	$(4,601,983)
1999	(3,041,634)	(40,995)	(3,082,629)	767,852	(3,850,481)
2000	(3,068,046)	(68,421)	(3,136,467)	4,880,948	(8,017,415)
2001	(5,046,219)	(100,205)	(5,146,424)	120,722	(5,267,146)
2002	(8,220,132)	13,084	(8,207,048)	282,912	(8,489,960)
2003	(8,227,013)	(600,546)	(8,827,559)	2,409,228	(11,236,787)

Cumulative effect at September 30, 2003		(805,353)

Fiscal year ended September 30,
2004	(5,960,436)	(480,161)	(6,440,597)	1,365,349	(7,805,946)
2005	(9,086,707)	(148,318)	(9,235,025)	1,796,426	(11,031,451)

		$(1,433,832)

(1)	Includes related payroll tax effect.

The restatements do not result in a change in the Company’s previously reported revenues, cash flow from operations or total cash and cash equivalents shown in its historical consolidated financial statements. As detailed above, the stock-based compensation charges, including the payroll tax accrual, increased the net loss by an aggregate $1.4 million for the fiscal years ended September 30, 1998 to September 30, 2005. There was no impact on fiscal 2006 operating results from this restatement. As the $1.2 million of non-cash stock-based compensation expenses increased both the accumulated deficit and paid-in capital, the cumulative net effect on the balance sheet at September 30, 2005 was to reduce stockholders’ equity and increase current liabilities by $200,601 compared to previously reported amounts.

Filing of Annual Report on Form 10-K

The Company announced on January 8, 2007, that it had filed its Form 10-K with the Commission. The Form 10-K includes restated consolidated financial statements for the fiscal years ended September 30, 2005 and 2004, restated selected financial data for the fiscal years ended September 30, 2005, 2004, 2003 and 2002, and information concerning unaudited adjustments to stock-based compensation expense and payroll related expense for the fiscal years ended September 30, 2001, 2000 and 1999. The Form 10-K also includes restated unaudited quarterly results for the four quarters of the fiscal year ended September 30, 2005. The previously released financial information for the first three quarters of the fiscal year ended September 30, 2006 was not restated. As previously announced, the Company’s filing of the Form 10-K was delayed while the Company undertook the voluntary review of its historical stock option and stock grants.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release, dated January 8, 2007, issued by American Technology Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: January 8, 2007	/s/ Thomas R. Brown
Thomas R. Brown
Chief Executive Officer, President and
Interim Chief Financial Officer